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                                                                    Exhibit 99.1

        FOR IMMEDIATE RELEASE
        ---------------------


        SHELBOURNE PROPERTIES I, INC. AND SHELBOURNE PROPERTIES II, INC.
             ANNOUNCE SALE OF THEIR SAN DIEGO, CALIFORNIA PROPERTY


         BOSTON, MASSACHUSETTS, April 29, 2003 -- Shelbourne Properties I, Inc. (AMEX: HXD), and Shelbourne Properties II, Inc. (AMEX: HXE) (the "Shelbourne REITs") are pleased to announce that their joint venture entity, Century Park I Joint Venture, has consummated the sale of its office complex property located in San Diego, California commonly referred to as Century Park for a purchase price of $29,750,000. After satisfying the debt encumbering the property, closing adjustments and other closing costs, net proceeds were approximately $9,300,000, approximately $4,650,000 of which is allocable to each of Shelbourne Properties I, Inc. and Shelbourne Properties II, Inc.

         The Board of Directors and Shareholders of each of the Shelbourne REITs has previously approved a plan of liquidation for each REIT. As a result of the sale of Century Park, the remaining properties owned by each of the Shelbourne REITs are as follows:

                           Shelbourne I - a shopping center located in Towson, Maryland, and a 50% ownership interest in an office building located in Seattle, Washington.

                           Shelbourne II - a shopping center located in Matthews, North Carolina, an office building located in Richmond, Virginia, a 20.66% interest in two industrial buildings in the Columbus, Ohio area, and a 50% ownership interest in an office building located in Seattle, Washington.

         The Shelbourne REITs were assisted in this transaction by Broad Street Advisors, LLC, a New York based real estate brokerage firm.

         For additional information concerning the proposed liquidation including information relating to the sale of Century Park and the properties owned by the Shelbourne REITs please contact John Driscoll at (617) 570-4609 and for information with respect to the outstanding shares of the Shelbourne REITs please contact Beverly Bergman at (617) 570-4607.